Exhibit 10.6

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of May 1, 2006 (this “Employment Agreement”) by and between CheckSmart Financial Company, a Delaware corporation (the “Company”), and Chad Streff (“Executive”).

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by, and make his services available to, the Company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.             Employment.  Effective as of the date hereof (the “Commencement Date”), the Company hereby agrees to employ Executive as the Chief Operating Officer (the “COO”), and Executive hereby accepts such employment on the terms and conditions hereinafter set forth.

2.             Position and Duties.  Executive shall serve as COO, and shall report directly to the Company’s Chief Executive Officer (the “CEO”).  Executive shall have those powers and duties normally associated with the position of COO of entities comparable to the Company and such other powers and duties as may be prescribed by the Company; provided that, such other powers and duties are consistent with Executive’s position as COO of the Company.  Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder, to (i) manage Executive’s personal, financial and legal affairs and (ii) to serve on civic or charitable boards or committees.

3.             Term.  The term of employment of Executive under this Employment Agreement shall commence on the Commencement Date and shall continue in full force and effect until December 31, 2009 unless terminated earlier as provided herein (including any renewals hereunder, the “Term”); provided, however, that unless the Company’s Board of Directors (the “Board”) or Executive provides the other with written notice of termination of this Employment Agreement at least 90 days prior to any date on which this Employment Agreement would otherwise expire or as otherwise set forth herein, the term of employment hereunder shall be automatically extended for an additional period of one fiscal year from each such date.

4.             Compensation and Related Matters.

(a)           Base Salary.  For performance of services under this Employment Agreement, Executive shall receive a base salary of $300,000 per fiscal year (“Base Salary”).  Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  The compensation committee of the Board (“Committee”) shall review Executive’s Base Salary annually and in a manner consistent with the compensation practices and guidelines of the Company and, in its sole discretion, may increase (but not decrease) such salary during the Term on an annual basis.  If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement as of such increase.

(b)           Annual Bonus.  In addition to Base Salary, Executive is eligible to receive an annual bonus with a target amount of up to $100,000 upon the achievement of annually established performance targets (the “Annual Bonus”).  Such performance targets shall be established by the Board.  The Committee may increase the Annual Bonus in the event that the annually established performance targets are exceeded and the Committee determines, in its sole discretion, that such an increase is merited.  The Annual Bonus shall be paid as soon as practicable following the end of the fiscal year to which it relates.

(c)           Stock Appreciation Rights.  Simultaneous with the execution and delivery of this Employment Agreement, Executive shall receive, pursuant to the CheckSmart Financial Holdings Corp. 2006 Management Equity Incentive Plan (the “Plan”), grants of Stock Appreciation Rights (“SARs”) representing shares of CheckSmart Financial Holdings Corp. Class A Common Stock on the terms and subject to the conditions set forth in the Stock Appreciation Rights Grant Agreement attached hereto as Exhibit A (the “SAR Agreement”).

(d)           Expenses.  The Company shall reimburse Executive for all reasonable business expenses upon the presentation of receipts in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(e)           Benefit Plans and Perquisites.  Executive shall be entitled to participate in and be covered under all employee benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, 401(k), vacation and medical.

(f)            Continuation of Benefits.  Following the coverage termination date under the Company’s group medical, life and long-term disability insurance plans, Executive, his spouse or domestic partner (to the extent that domestic partners are eligible for benefits as of such dates under any of the Company’s programs) and his dependants shall be entitled to continuation of coverage pursuant to any statutory rights Executive may then have for such continuation coverage (whether under part VI of Subtitle B of Title I of the Executive Retirement Income Security Act of 1974, as amended, or Section 4980B of the Internal Revenue Code of 1986, as amended (together, “COBRA”), or otherwise).  During the time periods that Executive is entitled to continued payment of his Base Salary pursuant to Section 7 herein, the Company shall pay or reimburse Executive for any premium for such continuation coverage to the extent such amount exceeds the premium which Executive would have had to pay for coverage under such plans if he had remained an active employee.  Such continuation coverage, whether provided at the Company’s or Executive’s expense, shall be provided in accordance with applicable law and the terms of the plans as they may be amended from time to time and shall be afforded no longer than the period provided by law and only to the extent Executive complies with all conditions of such continuation coverage on a timely basis.

5.             Termination.  Executive’s employment hereunder may be terminated upon the following events:

(a)           Death.  Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  Executive’s employment may be terminated if, as a result of Executive’s incapacity due to physical or mental illness, Executive is unable to perform his duties for 180 consecutive days and, within 30 days after a Notice of Termination (as defined below), which Notice of Termination may not be given until the expiration of such consecutive 180 day period, is given to Executive, Executive has not returned to work (“Disability”).

(c)           Cause.  The Company shall have the right to terminate Executive’s employment for Cause.  “Cause” shall mean:

(i)            Executive’s material breach of this Employment Agreement and Executive’s failure to cure such breach within 20 days following written notice from the Board or the CEO to Executive of such breach;

(ii)           Executive’s failure or refusal to comply, on a timely basis, with any lawful direction or instruction of the Board or the CEO;

(iii)          Executive’s gross negligence or willful misconduct in the performance of his duties as an employee of the Company;

(iv)          Executive’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or act of dishonesty against the Company;

(v)           conviction of Executive of a felony or entry by Executive of a plea of nolo contendre or a plea of guilty under an indictment to a felony; or

(vi)          the habitual drug addiction or intoxication of Executive.

(d)           Good Reason.  Executive may resign for “Good Reason” within 30 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

(i)            a reduction in Executive’s Base Salary, or non-timely payment of Base Salary or earned Annual Bonus not cured by the Company within five business days;

(ii)           a material diminution in Executive’s duties or responsibilities not cured by the Company within 20 days after written notice to the Company; or

(iii)          a requirement by the Company that Executive be based in an office that is located more than 20 miles from Executive’s principal place of employment as of the Commencement Date.

(e)           Without Cause.  The Company shall have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination.

6.             Termination Procedure.

(a)           Notice of Termination.  Any termination of Executive’s employment by the Company or resignation by Executive (other than termination by reason of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Employment Agreement relied upon.

(b)           Termination Date.  “Termination Date” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Disability, 30 days after Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.

7.             Compensation Upon Termination.  Upon the termination of Executive’s employment and subject to the terms set forth herein, the Company shall provide Executive with the payments and benefits set forth below.  Executive acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages for termination of his employment during the Term.

(a)           Non-Renewal by the Company.  If the Company does not renew Executive’s employment in accordance with Section 3 above, Executive shall be entitled to receive his Base Salary and Continued Benefits (as defined below) for a period of 90 days following the expiration of the Term (such 90-day period, the “Non-Renewal Tail Period”).

(b)           Termination upon Executive’s Disability.  If Executive’s employment is terminated by reason of Disability, then:

(i)            Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the fiscal year in which termination occurs (the “Termination Year”), payable in accordance with the Company’s usual bonus payment schedule, and (C) continued Base Salary and Continued Benefits (as defined below) for the longer of (i) six months or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, payable in accordance with the usual payroll policies of the Company.

(ii)           “Continued Benefits” means, for the continued benefit of Executive, his spouse or domestic partner (to the extent domestic partners are eligible for benefits as of the Termination Date under any of the Company’s programs) and eligible dependents following the Termination Date the medical, hospitalization, dental and life insurance programs of the Company in which Executive, his spouse or domestic partner and his eligible dependents were participating on the Termination Date.

(c)           Termination upon Executive’s Death.  If Executive’s employment terminates during the Term due to Executive’s death, then:

(i)            the Company shall pay to Executive’s beneficiary, (A) any accrued, but unpaid Base Salary and Annual Bonus through the Termination Date, (B) any accrued but unpaid vacation pay through the Termination Date, and (C) a pro-rata portion of Executive’s Annual Bonus for the Termination Year; and

(ii)           the Company shall provide Executive’s spouse and dependents with Continued Benefits for 12 months.

(d)           Termination by the Company without Cause or Resignation by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason then, subject to Executive’s execution and effectiveness of a general release of claims in the form attached hereto as Exhibit B (the “Release”) and his continued compliance with the Non-Competition Agreement:

(i)            In the event that Executive is terminated without Cause or resigns for Good Reason at any time between the Commencement Date and December 31, 2006, the Company shall pay Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable following the Termination Date, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year and the fiscal year following the Termination Year (the “Following Year”), payable in accordance with the Company’s usual bonus payment schedule, and (C) Base Salary and Continued Benefits from the Termination Date through December 31, 2007, payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company;

(ii)           In the event that Executive is terminated without Cause or resigns for Good Reason between January 1, 2007 and December 31, 2008, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable following the Termination Date, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, (C) Base Salary and Continued Benefits for a period of 12 months following the Termination Date, payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company, and (D) any Annual Bonus that is determined to have otherwise been earned with respect to the Following Year prorated for the portion of the Following Year between January 1 of the Following Year and the 12 month anniversary of the Termination Date, payable in accordance with the Company’s usual bonus payment schedule;

(iii)          In the event that Executive is terminated without Cause or resigns for Good Reason at any time after December 31, 2008, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable following the Termination Date, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, and (C) Base Salary and Continued Benefits for the longer of (i) the Termination Date through December 31 of the Termination Year or (ii) 90 days; payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company.

(e)           Termination by the Company for Cause or by Executive without Good Reason.

(i)            If Executive’s employment is terminated by the Company for Cause or Executive resigns other than for Good Reason then the Company shall pay Executive his accrued, but unpaid Base Salary and Annual Bonus, and any accrued but unpaid vacation pay, through the Termination Date as soon as practicable following the Termination Date.

8.             Confidentiality, Non-Compete, Non-Solicit/Hire and Intellectual Property Agreement.  Simultaneous with the execution and delivery of this Employment Agreement, the Company and Executive shall execute and deliver the non-competition agreement (the “Non-Competition Agreement”) attached hereto as Exhibit C and incorporated herein by reference.  The Non-Competition Agreement shall survive any termination of this Employment Agreement in accordance with the terms of the Non-Competition Agreement.

9.             Indemnification.  Executive shall be entitled to such indemnification under the terms of the Company’s By-Laws, Certificate of Incorporation and such other liability insurance as the Company may purchase for its Board members and senior officers from time to time.

10.           Arbitration.  Except as provided for in the Non-Competition Agreement, if any contest or dispute arises between the parties with respect to this Employment Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in the city of Cleveland, Ohio, in accordance with the rules and procedures of the Employee Dispute Resolution Rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

11.           Notice.  For the purposes of this Employment Agreement, notices, demands and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Chad Streff
7545 Duncan Glenn Dr
Westerville, OH 43082

with a copy to:

Mark Wishner

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
12010 Sunset Hills Road; Suite 900
Reston, VA  20190

Telephone: (703) 464-4808

Fax: (703) 464-4895

If to the Company:

CheckSmart Financial Company
7001 Post Road, Suite 200
Dublin, Ohio  43016

Telephone: (614) 798-5900
Fax: (614) 760-2601

with a copy to:

Diamond Castle Holdings
280 Park Avenue, 25th floor, East Tower
New York, New York  10017
Attn:  Andrew Rush
Fax:  (212) 983-1234

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.           Miscellaneous.  No provisions of this Employment Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Employment Agreement or the Purchase Agreement.  The respective rights and obligations of the parties hereunder of this Employment Agreement shall survive Executive’s termination of employment and the termination of this Employment Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Employment Agreement and all claims of action (whether in contract or tort) that may be based upon, arise out of or relate to this Employment Agreement, shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

13.           Validity.  The invalidity or unenforceability of any provision or provisions of this Employment Agreement shall not affect the validity or enforceability of any other provision of this Employment Agreement, which shall remain in full force and effect.

14.           Counterparts.  This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Entire Agreement.  Except as otherwise provided for herein, any Exhibits hereto, and in Section 6.11 of the Purchase Agreement, this Employment Agreement and the Purchase Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto, or between Executive and any of the Subsidiaries in respect of the subject matter contained herein is hereby terminated and cancelled.  Other than any accrued Base Salary due to Executive as of the date hereof, Executive acknowledges that as of the Commencement Date, he has no claims against the Company or any of its affiliates in respect of any amounts that may be owing to him from any of the Subsidiaries.

16.           Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

17.           Noncontravention.  The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its bylaws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Employment Agreement.

18.           Section Headings.  The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Employment Agreement and shall not affect its interpretation.

19.           Section 409A Compliance.  The parties intend that any severance or other compensation under this Agreement be paid in compliance with Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments.  The parties agree to modify this Agreement, the timing and/or the amount of the severance to the extent necessary to comply with Section 409A.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

CheckSmart Financial Company		Chad Streff

By:	/s/ James H. Frauenberg, Sr.	/s/ Chad Streff

Name:	James H. Frauenberg, Sr.

Title:	Chief Executive Officer

[Signature Page to Streff Employment Agreement]

Exhibit A

Stock Appreciation Award Agreement

[Attached]

CHECKSMART FINANCIAL HOLDINGS CORP.

2006 MANAGEMENT EQUITY INCENTIVE PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

GRANTS TO:  Chad M. Streff

THIS AGREEMENT (this “Agreement”) is made effective as of May 1, 2006 (the “Grant Date”), between CheckSmart Financial Holdings Corp., a Delaware corporation (together with its successors, the “Company”), and Chad M. Streff, who is an employee of the Company or one of its Subsidiaries (the “Grantee”). Capitalized terms, unless defined in Section 9 or a prior section of this Agreement, shall have the same meanings as in the Plan (as defined below).

WHEREAS, in connection with the Grantee’s employment with the Company or one of its Subsidiaries, the Company desires to grant to the Grantee a certain number of stock appreciation rights with respect to the Class A Common Stock, par value $0.01, of the Company (“SARs”) on the date hereof pursuant to the terms and conditions of this Agreement and the Company’s 2006 Management Equity Incentive Plan (the “Plan”).

WHEREAS, the Board has determined that it would be to the advantage, and in the best interest, of the Company and its shareholders to grant the SARs provided for herein to the Grantee as an incentive for increased efforts during his employment with the Company or one of its Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.         GRANT OF SAR AWARDS

(a)           Grant. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee the following:

(i)            11,628 SARs, which will be earned based on time (the “Time SARs”); and

(ii)           11,628 SARs which will be earned based on achievement of annual EBITDA SAR Performance Targets (the “EBITDA SARs”).

(b)           Plan. The foregoing awards are granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

(c)           No Rights as Stockholder. It shall be understood that none of the terms contained  herein grant to the Grantee any rights as a stockholder, and such Grantee shall not have any such rights unless and until such Grantee receives Shares in settlement of an Award.

SECTION 2.         VESTING OF SARS

(a)           Vesting. Subject to the provisions of this Agreement, the following SARs shall vest as follows:

(i)            the Time SARs shall vest in accordance with the provisions and terms of Schedule A; and

(ii)           the EBITDA SARs shall vest in accordance with the provisions and terms of Schedule B and Schedule C, where applicable.

(b)           Effect of Vesting. For each vested SAR the Grantee is entitled to receive from the Company an amount equal to the excess of (x) the Fair Market Value (as defined below) of one Share on the date of the Notice of Exercise (as defined below) over (y) the Initial Base Value per Share.  In the event that vested SARs are exercised by the Grantee subsequent to a Termination Event, the Grantee shall be entitled to receive from the Company an amount equal to the excess of (x) the Fair Market Value of one Share on the Termination Date over (y) the Initial Base Value per Share.

SECTION 3.         EXERCISE PROCEDURES

(a)           Notice of Exercise. The Grantee may request that any of his vested SARs be exercised prior to their termination as set forth in Section 5 by giving written notice to the Company in the form attached hereto as Exhibit A (such form, a “Notice of Exercise”), specifying the number of vested SARs which the Grantee requests to be exercised.

(b)           Settlement of SARs.  The Company at its election and in its sole discretion, may settle any SARs requested to be exercised pursuant to Section 3(a) in Shares (based on their value as of the Settlement Date (as defined below)) or cash, all in accordance with the terms and conditions of the Plan.

(c)           Issuance of Shares. After receiving a properly completed and executed Notice of Exercise, if the Company elects to settle the SARs subject to such notice in Shares, the Company shall cause to be issued a certificate or certificates for the number of Shares the Grantee is entitled to receive pursuant to Section 2(b), registered in the name of the Grantee (or in the names of such person and his spouse as community property or as joint tenants with right of survivorship), with any legend required pursuant to the Stockholders Agreement or otherwise required under the securities laws, such Shares the “Settlement Shares”.  In connection with any such settlement of vested SARs, the Person settling such SARs shall deliver to the Company a duly executed blank share power in the form attached hereto as Exhibit B and a fully executed Joinder Agreement. The date of the issuance of the Settlement Shares shall be the “Settlement Date.”

(d)           Withholding Requirements. The Company may withhold any tax (or other governmental obligation) required to be withheld in connection with the settlement of any exercised vested SARs, and as a condition to the settlement of any such SARs.  Such withholding may be made from any source (including any consideration issued in settlement of the SARs and any salary or other compensation payable to the Grantee), and the Grantee shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements as a condition to the settlement of any SARs (including by remitting to the Company an amount in cash sufficient to satisfy the withholding obligation). For the avoidance of doubt, the Company will not withhold any amounts greater than the statutory minimum.

SECTION 4.         SECURITIES LAW ISSUES, TRANSFER RESTRICTIONS

(a)           Grantee Acknowledgements and Representations. The Grantee understands and agrees that: (x) the SARs have not been and any Settlement Shares will not be registered under the Securities Act, (y) the SARs are and any Settlement Shares will be restricted securities under the Securities Act and (z) neither the SARs nor any Settlement Shares may be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. The Grantee hereby makes to the Company the representations  and warranties set forth in Exhibit C hereto with respect to the SARs and any Settlement Shares.

(b)           No Registration Rights. Except as otherwise set forth in the Stockholders Agreement with respect to any Settlement Shares, the Company may, but shall not be obligated to, register or qualify the issuance of Settlement Shares to, or the resale of any such Settlement Shares by,  the Grantee under the Securities Act or any other applicable law.

(c)           Transfers. No SARs shall be transferable to any Person for any reason. Any attempt to Transfer any SARs shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in such entity’s share records to such attempted Transfer. Any Settlement Shares shall be subject to the restrictions on Transfer as set forth in Article 3 of the Stockholders Agreement, except with respect to a Transfer by will or by the laws of descent and distribution. Unless otherwise permitted pursuant to the Stockholders Agreement, the Grantee shall not Transfer any Settlement Shares (x) except in compliance with the provisions of Article 3 of the Stockholders Agreement, and (y) unless the transferee shall have agreed in writing to be bound by the terms of this Agreement in a manner acceptable to the Board and otherwise acknowledging that such Settlement Shares are subject to the restrictions set forth in this Agreement. Any attempt to Transfer any Settlement Shares not in compliance with this Agreement shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in such entity’s share records to such attempted Transfer. The Grantee acknowledges that the transfer restrictions contained in this Agreement are reasonable and in the best interests of the Company.

SECTION 5.         TERM OF GRANT

(a)           The SARs granted in this Agreement shall expire 10 years from the date hereof. In the event that the employment of the Grantee terminates, unless a Notice of Exercise has been given to the Company from the Grantee, all vested SARs shall expire on the 60th day after termination of employment, except in the case of (i) termination of the Grantee’s employment with the

Company or any of its Subsidiaries for Cause, or resignation by the Grantee without Good Reason within the first three years after Closing, in which case the SARs would terminate upon such termination or resignation, or (ii) death or Disability, in which case the SARs would terminate on the first anniversary of the date of death or Disability. Any SARs which are unvested at the date of termination of employment will expire on the date of termination, and shall be forfeited. Further, any part of a SAR Award that is vested (but not exercised) as of the Termination Date, if the Termination Event was a termination by the Company or any of its Subsidiaries for Cause at any time or a resignation by the Grantee without Good Reason within the first three years of Service, will be forfeited and there shall be no settlement with respect thereto.

SECTION 6.         RIGHT OF REPURCHASE UPON TERMINATION OF EMPLOYMENT

(a)           Repurchase Rights.

(i)            Upon the termination of employment of the Grantee by the Company or any of its Subsidiaries for any reason (the reason for the termination of such employment, the “Termination Event” and the date of such termination, the “Termination Date”), subject to the provisions of this Section 6 and the prior approval of the Compensation Committee of the Board (or if there is no such Compensation Committee, the Board), the Company shall have the right (but not the obligation) to purchase, and if such right is exercised, the Grantee shall sell, and shall cause any Permitted Transferees of the Grantee to sell (and such Permitted Transferees shall sell), to the Company, all or any portion (as determined by the Company) of the Settlement Shares (if any) owned by the Grantee or his Permitted Transferees at a price per Settlement Share equal to an amount (the “Termination Price”) (as determined pursuant to Section 6(b) below); provided, that the parties acknowledge that any unvested SARs held by the Grantee as of the Termination Date shall be cancelled pursuant to this Agreement.

(ii)           With respect to the Settlement Shares, the Company shall notify the Grantee in writing, within the Call Period whether the Company will exercise its right to purchase the Settlement Shares (the date on which the Grantee is so notified, the “Call Notice Date”). The Company may assign its right to purchase all or any portion of the Settlement Shares under this Section 6 to the DCP Investor and the DCP Investor may exercise the rights of the Company under this Section 6 in the same manner in which the Company could exercise such rights.

(iii)          The closing of the purchase by the Company or the DCP Investor of Settlement Shares pursuant to this Section 6 shall take place at the principal office of the Company, on the date chosen by either the Company or the DCP Investor, as applicable, which date shall, except as may be reasonably necessary to determine the Termination Price, in no event be more than 45 days after the Call Notice Date. At such closing, (i) the Company or the DCP Investor, as applicable, shall pay the Grantee and/or such Grantee’s Permitted Transferees, as applicable, against delivery of duly endorsed certificates described below representing such Settlement Shares, the aggregate Termination Price by wire transfer of immediately available federal funds and (ii) the Grantee and/or such Grantee’s Permitted Transferees, as applicable, shall deliver to the Company a certificate or certificates representing the Settlement Shares to be purchased by the Company or the DCP Investor, as applicable, duly endorsed, or with share (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary share (or equivalent) transfer tax stamps affixed. The delivery of a certificate or certificates for the Settlement Shares by any Person selling such Settlement Shares pursuant to this Section 6(a)(iii) shall be deemed a representation and warranty by such Person that: (w) such Person has full right, title and interest in and to such Settlement Shares; (x) such Person has all necessary power and authority and has taken all necessary action to sell such Settlement Shares as contemplated; (y) such Settlement Shares are free and clear of any and all liens or encumbrances and (z) there is no adverse claim with respect to such Settlement Shares.

(b)           Termination Pricing. The Termination Price of any Settlement Share shall be determined as follows:

(i)            If the Termination Event was a resignation by the Grantee with Good Reason, or resignation by the Grantee without Good Reason after the first three years of Service, or termination of the employment of the Grantee by the Company or any of its Subsidiaries without Cause, the Termination Price for such Settlement Share shall be the Fair Market Value on the FMV Calculation Date,

(ii)           if the Termination Event was as a result of the death or Disability of the Grantee, the Termination Price for such Settlement Share shall be the Fair Market Value on the Termination Date, and

(iii)          if the Termination Event was a termination of the employment of the Grantee by the Company or any of its Subsidiaries with Cause, or was a resignation by the Grantee without Good Reason in the first three years of Service, the Termination Price for such Settlement Share shall be the lower of (i) the Fair Market Value on the FMV Calculation Date or (ii) the Initial Base Value per Share.

(c)           Payment Terms. In the event that the Company, or the DCP Investor if applicable, exercises a Right of Repurchase pursuant to Section 6 of this Agreement, the Company, or the DCP Investor if applicable, shall pay the Termination Price in cash; provided, however, that if the Company has not assigned its right to purchase any or all of the Settlement Shares to the DCP Investor pursuant to Section 6(a)(ii), and is at the time of the Purchase Closing prohibited from purchasing all or any portion of such Settlement Shares (i) because restrictive covenants or other provisions contained in the documents evidencing such entity’s or any of its Affiliates’ indebtedness for borrowed money do not permit or allow such entity to make such payments in cash in whole or in part; or (ii) pursuant to applicable law, then, the portion of the Termination Price not permitted to be made in cash may be paid by the execution and delivery by the Company of a promissory note or other deferred cash payment arrangement (if applicable, any promissory note to be subordinated to the indebtedness for borrowed money of such company or any of its Affiliates) bearing interest at the prime rate, as published in the Wall Street Journal, Eastern edition, on the first Business Day immediately prior to the day on which such promissory note or other deferred cash payment is issued, with principal and accrued interest payable at such time as is required in the Board’s determination to ensure that any payment pursuant to such promissory note or other deferred cash payment arrangement is not prohibited because of any of the matters described in clauses (i) or (ii) of this Section 6(c) above.

SECTION 7.         ADJUSTMENT OF SHARES

In the event of a recapitalization, the terms of this award (including, without limitation, the number and kind of Class A Common Shares subject to this award) shall be adjusted as set forth in Section 11(a) of the Plan. In the event that the Company is a party to a merger or consolidation, this award shall be subject to the vesting schedule set forth on Schedule  C attached hereto and Section 11(b) of the Plan.

SECTION 8.         MISCELLANEOUS PROVISIONS

(a)           No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in Service or interfere with or otherwise restrict in any way the rights of the Company or any Subsidiary employing the Grantee, which rights are hereby expressly reserved by the Company and any Subsidiary employing the Grantee, to terminate the Grantee’s Service at any time and for any reason, with or without Cause.

(b)           Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

If to the Company, to:

CheckSmart Financial Holdings Corp.

7001 Post Road, Suite 200

Dublin, OH 43016

If to the Grantee, to the address that he most recently provided to the Company,

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other party hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether by courier or otherwise, made within two Business Days after the date of such facsimile transmissions; provided that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

(c)           Entire Agreement. This Agreement and the Plan, together with the Stockholders Agreement, the Grantee’s employment agreement and the other agreements referred to herein and therein and any schedules, exhibits and other documents referred to herein or therein, constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

(d)           Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Grantee, except that the Company may amend or modify the Agreement without the Grantee’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. The failure of the Company in any instance to exercise the Right of Repurchase shall not constitute a waiver of any other repurchase rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Company and the Grantee. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e)           Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Grantee except pursuant to a Transfer in accordance with the provisions of this Agreement.

(f)            Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Grantee and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Company and the Grantee, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)           Governing Law, Venue. This Agreement and any matters or disputes related to, in connection with, or arising under this Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws rules of such state. Any legal action or proceeding with respect this Agreement shall be brought in the federal or state court sitting in the State of Delaware, and, by execution and delivery of this Agreement, each party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each party irrevocably waives any objection which it may now or hereafter have to the laying of venue of the aforesaid actions or proceedings arising out of or in connection with this Agreement in the courts referred to in this paragraph and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)           Waiver of Jury Trial. The Grantee hereby irrevocably waives all right of trial by jury in any legal action or proceeding (including counterclaims) relating to or arising out of or in connection with this Agreement or any of the transactions or relationships hereby contemplated or otherwise in connection with the enforcement of any rights or obligations hereunder.

(i)            Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

Headings. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement.

Section References. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement.

Schedules/Exhibits. Any capitalized terms used in any Schedule or Exhibit to this Agreement but are not otherwise defined therein have the meanings set forth in this Agreement.

(j)            Severability. If any provision of this Agreement is invalid, illegal, or incapable of being enforced by any law, all other provisions of this Agreement remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. If any provision of this Agreement is held to be invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(k)           Counterparts. The parties may execute this Agreement in one or more counterparts, each of which constitutes an original copy of this Agreement and all of which, collectively constitute only one agreement. The signatures of all the parties need not appear on the same counterpart.

(l)            Grantee Undertaking. The Grantee agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Grantee or upon the SARs or any Settlement Shares pursuant to the provisions of this Agreement.

(m)          Plan; Stockholders Agreement; Counsel. The Grantee acknowledges and understands that material definitions and provisions concerning the SARs or any Settlement Shares and the Grantee’s rights and obligations with respect thereto are set forth in the Plan and the Stockholders Agreement. The Grantee has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of such documents. Mintz, Levin, Ferris, Cohn, Glovsky and Popeo, PC (“Counsel”) has been retained to represent the Grantee in connection with the transactions contemplated by this Agreement. The Grantee has had the opportunity to seek legal advice from Counsel on this Agreement and the transactions contemplated hereby.

SECTION 9.         DEFINITIONS

(a)           “Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of any of the Stockholders (and vice versa), and (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person.

(b)           “Board” means the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

(c)           “Business Day” has the meaning ascribed to such term in the Stockholders Agreement.

(d)           “Call Period” shall mean from the Termination Date until:

(i)            if the Termination Event is a termination of the employment of the Grantee by the Company or any of its Subsidiaries without Cause, a resignation by the Grantee with Good Reason or a resignation by the Grantee without Good Reason after three years of Service, the later of (A) the date that is 60 days after such Termination Date and (B) the date that is 190 days after the Settlement Date,

(ii)           if the Termination Event is a termination of the employment of the Grantee by the Company or any of its Subsidiaries as a result of the death or Disability of the Grantee, the date that is the later of (i) 60 days after the Termination Date or the date which is 60 days after the Settlement Date, or

(iii)          if the Termination Event is a termination of the employment of the Grantee by the Company or any of its Subsidiaries for Cause, or a resignation by the Grantee without Good Reason within the first years of Service the date which is 60 days after the Settlement Date.

(e)           “Cause” has the meaning ascribed to such term in the Grantee’s Employment Agreement.

(f)            “Change of Control” shall mean (a) any transaction or series of related transactions, whether or not the Company is a party thereto, in which, after giving effect to such transaction or transactions any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act other than a group of which the DCP Investor is a member, acquires, directly or indirectly, in excess of 50% of the Voting Securities, or (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned Subsidiaries) to a Person that is not an Affiliate of the Company.

(g)           “Class A Common Stock” means the voting class A common stock of the Company, and any stock into which such Class A Common Stock may hereafter be converted, changed, reclassified or exchanged.

(h)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(i)            “Committee” means the compensation committee of the Board of Directors of the Company.

(j)            “DCP Investor” means BCC/DCP Acquisition LLC or any of its Permitted Transferees.

(k)           “Disability” has the meaning ascribed to such term in the Grantee’s Employment Agreement.

(l)            “EBITDA SAR Performance Target” has the meaning set forth on Schedule B.

(m)          “Employment Agreement” means the employment agreement between the Grantee and CheckSmart Financial Company, dated as of May 1, 2006.

(n)           “Fair Market Value” or “FMV’ with respect to a share of stock of the Company, shall mean, in the event that such shares are listed on an established U.S. exchange or through the NASDAQ National Market or any established over-the-counter trading system, the average of the closing prices of such Group Equity Securities on such exchange if listed or, if not so listed, the average bid and asked price of such shares reported on the NASDAQ National Market or any established over-the-counter trading system on which prices for such shares are quoted, in each case, for a period of twenty trading days prior to such date of determination, or (ii) if such shares are not publicly traded, a good faith determination by the Board through a reasonable application of a reasonable valuation method. Such determination shall be conclusive and binding on all persons.

(o)           “FMV Calculation Date” means:

(i)            if the Termination Event is a termination by the Company or any of its Subsidiaries without Cause, a resignation by the Grantee with Good Reason or a resignation by the Grantee without Good Reason after three years of Service:

(A)          if the Settlement Date occurred 180 days or more before the Termination Date, the Termination Date, and

(B)           if the Settlement Date occurred 179 days or less before the Termination Date or occurs after the Termination Date, then the Call Notice Date;

(ii)           if the Termination Event is as a result of the death or Disability of the Grantee, then the Termination Date; and

(iii)          if the Termination Event is a termination by the Company or any of its Subsidiaries with Cause, or a resignation by the Grantee without Good Reason during the Grantee’s first three years of Service, then the Termination Date.

(p)           “Good Reason” has the meaning ascribed to such term in the Grantee’s Employment Agreement.

(q)           “Initial Base Value” means $103.50, subject to appropriate adjustment to the extent that there is an adjustment under Section 2.3(b) of the Stock Purchase Agreement, in connection with the finally determined 2005 EBITDA.

(r)            “Initial Public Offering” has the meaning ascribed to such term in the Stockholders Agreement.

(s)           “Joinder Agreement” means an agreement substantially in the form of  Exhibit A of the Stockholders Agreement, pursuant to which the Grantee shall become a party to the Stockholders Agreement and subject to all of the rights, restrictions and obligations contained therein.

(t)            “Permitted Transferee” has the meaning ascribed to such term in the Stockholders Agreement.

(u)           “Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(v)           “Right of Repurchase” means the Company’s right of repurchase described in Section 5 of this Agreement.

(w)          “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(x)            “Service” means service as an Employee.

(y)           “Share(s)” means a share(s) of Class A Common Stock of the Company.

(z)            “Stockholders Agreement” means that certain Stockholders Agreement dated as of May 1, 2006 by and among the Company, the Grantee and the other parties thereto (as the same shall be amended, modified or supplemented from time to time).

(aa)         “Stock Purchase Agreement” means the Stock Purchase Agreement, by and among the DCP Investor, and certain other parties thereto, dated as of February 27, 2006.

(bb)         “Subsidiary” means, with respect to the Company, any other Person in which the Company, directly or indirectly through one or more Affiliates or otherwise, beneficially owns at least 50% of either the ownership interest (determined by equity or economic interests) in, or the voting control of, such other Person.

(cc)         “Transfer” has the meaning ascribed in such term in the Stockholders Agreement.

IN WITNESS WHEREOF, the parties have executed this Grant Award Agreement as of the day and year first written above.

CHECKSMART FINANCIAL HOLDINGS CORP.

By:	/s/ James H. Frauenberg, Sr.
	Name:	James H. Frauenberg, Sr.
	Title:	Chief Executive Officer

/s/ Chad M. Streff
Chad M. Streff

EXHIBIT A

Notice of Exercise

(To be signed only upon an exercise of the vested SAR)

To CheckSmart Financial Holdings Corp.:

The undersigned, the Holder of the Stock Appreciation Right, dated as of                                         , 2006, of CheckSmart Financial Holdings Corp. (the “SAR”), hereby irrevocably elects to exercise                                              SARs for:

shares of Class A Common Stock of CheckSmart Financial Holdings Corp., at a value of $                     per share; or

$                                in cash.

The undersigned represents that (i) it is entitled to exercise the number of SARs indicated, and (ii) if he is exercising the SARs to be settled in shares of Class A Common Stock of CheckSmart Financial Holdings Corp. (“Award Shares”), he is acquiring such Award Shares for his own account for investment and not with a view to or for sale in connection with any distribution thereof (subject, however, to any requirement of law that the disposition thereof shall at all times be within its control).

DATED:                                       , 20

CHAD M. STREFF

Address:

EXHIBIT B

Share Power

IRREVOCABLE STOCK POWERS

CHECKSMART FINANCIAL HOLDINGS CORP.

FOR VALUE RECEIVED, Chad M. Streff does hereby sell, assign and transfer unto                                                  Shares of Class A Common Stock of CheckSmart Financial Holdings Corp., par value $0.01, represented by Certificate No.        herewith and does hereby irrevocably constitute and appoint                                              attorney to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.

Dated:

By: Chad M. Streff

Name:
Title:

EXHIBIT C

Investment Representations and Warranties

The Grantee hereby represents and warrants to the Company that:

1.     The SARs and Settlement Shares (either or both, the “Securities”) received by him will be held by him for investment only for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof in violation of applicable U.S. federal or state or foreign securities laws. The Grantee has no current intention of selling, granting participation in or otherwise distributing the Securities in violation of applicable U.S. federal or state or foreign securities laws. The Grantee does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity, or to any third person or entity, with respect to any of the Securities, in each case, in violation of applicable U.S. federal or state or foreign securities laws.

2.     The Grantee understands that the issuance of the Securities has not been registered under the Securities Act or any applicable U.S. federal, state or foreign securities laws, and that the Securities are being issued in reliance on an exemption from registration, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Grantee’s representations as expressed herein.

3.     The Grantee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his owning the Securities. The Grantee is a sophisticated investor, has relied upon independent investigations made by the Grantee and, to the extent believed by the Grantee to be appropriate, the Grantee’s representatives, including the Grantee’s own professional, tax and other advisors, and is making an independent decision to invest in the Securities. The Grantee has been furnished with such documents, materials and information that the Grantee deems necessary or appropriate for evaluating an investment in the Company, and the Grantee has read carefully such documents, materials and information and understands and has evaluated the types of risks involved with holding the Securities. The Grantee has not relied upon any representations or other information (whether oral or written) from the Company or its shareholders, directors, officers or affiliates, or from any other person or entity, in connection with his investment in the Securities. The Grantee acknowledges that the Company has not given any assurances with respect to the tax consequences of the ownership and disposition of the Securities.

4.     The Grantee has had, prior to his being granted the Securities, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the transactions contemplated by the Agreement and the Grantee’s holding of the Securities and to obtain additional information necessary to verify the accuracy of any information furnished to his or to which he had access. The Grantee confirms that he has satisfied himself with respect to any of the foregoing matters.

5.     The Grantee acknowledges that Mintz, Levin, Ferris, Cohn, Glovsky and Popeo, PC (“Counsel”) has been retained to represent the Grantee in connection with the transactions contemplated by the Agreement, and has had the opportunity to seek legal advice from, and has received legal advice from, Counsel on the Agreement, the transactions contemplated therein and all documents, materials and information that he has requested or read relating to holding the Securities and confirms that he has satisfied himself with respect to any of the foregoing matters.

6.     The Grantee understands that no U.S. federal or state or foreign agency has passed upon the Securities or upon the Company, or upon the accuracy, validity or completeness of any documentation provided to the Grantee in connection with the transactions contemplated by the Agreement, nor has any such agency made any finding or determination as to holding the Securities.

7.     The Grantee understands that there are substantial restrictions on the transferability of the Securities and that on the date of the Agreement and for an indefinite period thereafter there will be no public market for the Securities and, accordingly, it may not be possible for the Grantee to liquidate his investment in case of emergency, if at all. In addition, the Grantee understands that the Agreement and Stockholders Agreement contain substantial restrictions on the transferability of the Securities and provide that, in the event that the conditions relating to the transfer of any Securities in such document has not been satisfied, the holder shall not transfer any such Securities, and unless otherwise specified the Company will not recognize the transfer of any such Securities on its books and records or issue any share certificates representing any such Securities, and any purported transfer not in accordance with the terms of the Agreement or the Stockholders Agreement shall be void. As such, Grantee understands that: a restrictive legend or legends in a form to be set forth in the Agreement and the Stockholders Agreement will be placed on the certificates representing the Securities; a notation will be made in the appropriate records of the Company indicating that each of the Securities are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Securities; and the Grantee will sell, transfer or otherwise dispose of the Securities only in a manner consistent with its representations set forth herein and then only in accordance with the Agreement and the Stockholders Agreement.

8.     The Grantee understands that (i) the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, (ii) the Securities have not been registered under the Securities Act; (iii) the Securities must be held indefinitely and he must continue to bear the economic risk of holding the Securities unless such Securities are subsequently registered under the Securities Act or an exemption from such registration is available; (iv) the Grantee is prepared to bear the economic risk of holding the Securities for an indefinite period of time; (v) it is not anticipated that there will be any public market for the Securities; (vi) the Securities are characterized as “restricted securities” under the U.S. federal securities laws; and (vii) the Securities may not be sold, transferred or otherwise disposed of except in compliance with federal, state and local law.

9.     The Grantee understands that an investment in the Securities is not recommended for investors who have any need for a current return on this investment or who cannot bear the risk of losing their entire investment. In that regard, the Grantee understands that his holding the Securities involves a high degree of risk of loss. The Grantee acknowledges that: (i) he has adequate means of providing for his current needs and possible personal contingencies and has no need for liquidity in this investment; (ii) his commitment to investments which are not readily marketable is not disproportionate to his net worth; and (iii) his holding the Securities will not cause his overall financial commitments to become excessive.

10.   The Grantee is an “accredited investor,” as such term is defined in Rule 501 of the Securities Act.

SCHEDULE A

VESTING OF TIME VESTING SARS

Subject to the terms set forth in the Agreement and the Plan, the Time Vesting SARs vest as follows:

(a)           Vesting.

•      40% of the Time SARs shall vest on May 1, 2008;

•      20% of the Time SARs shall vest on May 1, 2009;

•      20% of the Time SARs shall vest on May 1, 2010;

•      20% of the Time SARs shall vest on May 1, 2011 (May 1 of each of 2008, 2009, 2010 and 2011, a “Vesting Date”).

(b)           Change of Control. In connection with a Change of Control, any unvested Time SARs (unless previously terminated in accordance with the terms of the Plan or this Award) shall fully vest immediately prior to the consummation of the Change of Control.

(c)           Initial Public Offering. In connection with an Initial Public Offering, any unvested Time SARs (unless previously terminated in accordance with the terms of the Plan or this Award) will continue to be subject to vesting in accordance with this schedule after such Initial Public Offering.

Schedule A-1

SCHEDULE B

VESTING OF EBITDA SARS

Subject to the terms set forth in the Agreement and in the Plan, the EBITDA SARs vest, as set forth below, based on the extent to which the annual EBITDA-based targets set forth below are achieved by the Company and its subsidiaries, and the Grantee remains employed.

(a)           Establishment of EBITDA SAR Performance Targets.

Year	EBITDA SAR Performance Target ($ in millions)
2006	41.0
2007	46.4
2008	54.9
2009	62.8
2010	69.1

(b)           Amendment to EBITDA Targets. The Board reserves the right to make adjustments to the EBITDA SAR Performance Targets, as the Board and the Chief Executive Officer of the Company mutually determine in good faith are appropriate to take into account the effect of: (A) any material transactions or events during the   relevant period, including significant changes to capital expenditure plans and (B) any events during the relevant period outside of the ordinary course. Any adjustments to the EBITDA SAR Performance Targets will be made by the Board or Compensation Committee, with the intention to maintain the same fair value of the grants pre- and post-acquisition.

(c)           2006 Vesting. In 2006, all the EBITDA SARs available for vesting in such year (i.e., 20% of the total EBITDA SARs subject to a particular grant) will vest if 100% of the applicable EBITDA SAR Performance Target is reached and the Grantee remains so employed, and none of the EBITDA SARs available for vesting for such year will vest if the applicable EBITDA SAR Performance Target is not met.

Schedule B-1

(d)           2007-2010 Vesting. In each of years 2007 through 2010, a maximum of 20% of the total EBITDA SARs shall be eligible for vesting in any given year pursuant to the following terms:

•      none of the EBITDA SARs available for vesting for such year will vest if the Company and its Subsidiaries do not achieve at least 97.5% of the EBITDA SAR Performance Target for such year;

•      35% of the EBITDA SARs available for vesting for such year will vest if the Company and its Subsidiaries achieve 97.5% of the EBITDA SAR Performance Target for such year;

•      vesting of the EBITDA SARs available for vesting for such year will increase proportionately between 35% and 100% to the extent that the Company and its Subsidiaries achieve more than 97.5% but less than 100% of the EBITDA SAR Performance Target for such year;

•      all of the EBITDA SARs available for vesting for such year will vest if the Company and its Subsidiaries achieve the EBITDA SAR Performance Target for such year; and

•      to the extent that the Company and its Subsidiaries exceed the EBITDA SAR Performance Target for such year (other than 2010), the percentage of EBITDA SARs available for vesting that will vest for such year will vary proportionately between 100% and 125% (with a maximum of 125% if the Company and its Subsidiaries achieve 110% or more of the EBITDA SAR Performance Target for such year).To the extent that the vesting percentage for any of the years 2007 through 2009 exceeds 100%, the number of EBITDA SARs available for vesting in 2010 will decrease by the same number, and in no event will the number of EBITDA SARs that vest exceed the number of EBITDA SARs subject to the original grant.

(e)           Change of Control. Upon a Change of Control, EBITDA SARs that  are otherwise unvested (from prior or future periods), unless previously terminated in accordance with the terms of the Plan or this Award, shall vest only to the extent that, and only if, the Liquidity Event Vesting Targets set forth on Schedule C are achieved. Upon an Initial Public Offering, unvested EBITDA SARs will continue to be subject to vesting as set forth above.

(f)            Definition of EBITDA. For purposes of calculating “EBITDA” of a business or entity for a particular period means the sum of:

Schedule B-2

(1)           net income (or loss) of such business or entity for such period; plus

(2)           all interest expense of such business or entity (net of interest income) for such period deducted in calculating such net income (loss), plus

(3)           all income taxes of such business or entity for such period deducted in calculating such net income (loss), plus

(4)           all depreciation expenses of such business or entity for such period deducted in calculating such net income (loss), plus

(5)           all amortization expenses of such business or entity for such period deducted in calculating such net income (loss), plus

(6)           all fees paid by the Company or any of its Subsidiaries pursuant to the Advisory Services and Monitoring Agreement (as such term is defined in the Stockholders Agreement) for such period deducted in calculating such net income (loss), in each case determined in accordance with generally accepted accounting principles in the United States of America, consistently applied.

(f)            Notice of Vesting. As soon as reasonably practicable following receipt by the Company of audited financial statements of the Company and its Subsidiaries for a Fiscal Year, the Board shall determine the EBITDA for such Fiscal Year and, promptly after such determination, the Company shall notify the Grantee of the amount of EBITDA for such Fiscal Year and the number of the Performance Vesting Shares that vest pursuant to this Schedule B (the date of such notice, the “Vesting Date”).

Schedule B-3

SCHEDULE C

LIQUIDITY EVENT VESTING TARGETS

The Liquidity Event Vesting Target (the “Liquidity Event Vesting Target”) is a value per Share equal to the Initial Base Value multiplied by a Multiplier, which Multiplier shall be defined as set forth below:

(i)

Anniversary of Closing	Multiplier
3rd	2.5
4th	3.0
5th	3.5

(ii)           To the extent that a Change of Control occurs between anniversaries, the Multiplier and the Liquidity Event Vesting Target resulting therefrom will be determined by the following formula:

Multiplier = X + (Y/365 * 0.5);

where:

X = the Multiplier of the immediately preceding anniversary as set forth in the chart above; and

Y = the number of days since the prior anniversary;

it being understood, that if the applicable per share price threshold is not achieved in connection with such Change of Control, none of the grants subject to vesting upon achievement of the Liquidity Event Vesting Target will vest.

Schedule C-1

Exhibit B

GENERAL RELEASE OF CLAIMS

A general release is required as a condition for receiving the severance benefits described in Section 7(d) of the employment agreement between CheckSmart Financial Company (the “Company”) and Chad Streff (“Executive”) dated May 1, 2006, (the “Employment Agreement”); thus, by executing this general release (“General Release”), you have advised us that you hold no claims against the Company, CheckSmart Financial Holdings Corp., their predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the “Releasees”), and by execution of this General Release you agree to waive and release any such claims, except relating to any compensation, severance pay and benefits described in the Employment Agreement.

You understand and agree that this General Release will extend to all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees in your capacity as an employee of the Company, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Releasees and the termination of that employment, including any claims for severance or vacation pay, business expenses, and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Workers Adjustment and Retraining Notification Act and any other local, state or federal fair employment laws, and any contract or tort claims.

It is further understood and agreed that you are waiving any right to initiate an action in state or federal court by you or on your behalf alleging discrimination on the basis of race, sex, religion, national origin, age, disability, marital status, or any other protected status or involving any contract or tort claims based on your termination from the Company.  It is also acknowledged that your termination is not in any way related to any work-related injury.

Based on executing this General Release, it is further understood and agreed that you covenant not to sue to challenge the enforceability of this General Release.  It also is understood and agreed that the remedy at law for breach of the Employment Agreement and/or General Release shall be inadequate, and the Company shall be entitled to injunctive relief.

The ability to receive compensation and benefits under the terms of the Employment Agreement will remain open for a 21 day period after your Termination Date to give you an opportunity to consider the effect of this General Release.  At your option, you may elect to execute this General Release on an earlier date.  Additionally, you have seven days after the date you execute this General Release to revoke it.  As a result, this General Release will not be effective until eight days after you execute it.  We also want to advise you of your right to consult with legal counsel prior to executing a copy of this General Release.

Finally, this is to expressly acknowledge:

•      You understand that you are not waiving any claims or rights that may arise after the date you execute this General Release.

•      You understand and agree that the compensation and benefits described in the Employment Agreement offer you consideration greater than that to which you would otherwise be entitled.

I hereby state that I have carefully read this General Release and that I am signing this General Release knowingly and voluntarily with the full intent of releasing the Releasees from any and all claims, except as set forth herein.  Further, if signed prior to the completion of the 21 day review period, this is to acknowledge that I knowingly and voluntarily signed this General Release on an earlier date.

Date	Chad Streff

Exhibit C

CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY (this “Non-Competition Agreement”), dated as of May 1, 2006 (the “Commencement Date”), among CheckSmart Financial Company (the “Company”) and Chad Streff (“Executive”).

WHEREAS, Executive has been offered employment with the Company, and has entered into an employment agreement dated as of the date hereto with the Company (the “Employment Agreement”).  In such role, Executive will receive specific confidential information relating to the businesses of the Company, which confidential information is necessary to enable Executive to perform Executive’s duties and to receive future compensation.  Executive will play a significant role in the development and management of the businesses of the Company and will be entrusted with the Company’s confidential information relating to the Company, the Company’s customers, manufacturers, distributors and others.

WHEREAS, Executive acknowledges that during the course of Executive’s employment with the Company, Executive will be involved in the current and future businesses of the Company, as set forth above.

WHEREAS, it is a condition to the commencement of Executive’s employment by the Company that Executive execute and deliver this Non-Competition Agreement.

NOW, THEREFORE, it is mutually agreed as follows:

1.             Confidentiality.

(a)           Executive shall not, during the term of Executive’s employment with the Company or at any time thereafter, directly or indirectly, divulge, use, furnish, disclose, exploit or make available to any person or entity, whether or not a competitor of the Company, any Unauthorized (as defined herein) disclosure of Confidential Information (as defined herein).  In the event that Executive is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil demand or similar process) to disclose any Confidential Information, Executive will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Non-Competition Agreement, and Executive will cooperate with the Company’s efforts to obtain such protective order.  In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Non-Competition Agreement, Executive is permitted to furnish that Confidential Information which is legally required to be disclosed and will use his reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

As used herein, all capitalized terms used without definition shall have the meanings ascribed to them in the Employment Agreement, and the term:

“Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, relating to, owned, developed or possessed by either of the Company, whether in tangible or intangible form.  Confidential Information includes, but is not limited to, (i) financial information, (ii) products, (iii) product and service costs, prices, profits and sales, (iv) new business, technical or other ideas, proposals, plans and designs, (v) business strategies, (vi) product and service plans, (vii) marketing plans and studies, (viii) forecasts, (ix) budgets, (x) projections, (xi) computer programs, (xii) data bases and the documentation (and information contained therein), (xiii) computer access codes and similar information, (xiv) source codes, (xv) know-how, technologies, concepts and designs, including, without limitation, patent applications, (xvi) research projects and all information connected with research and development efforts, (xvii) records, (xviii) business methods and recommendations, (xix) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (xx) training manuals and similar materials used by the Company in conducting its business operations, (xxi) personnel files of employees, directors and independent contractors of the Company, (xxii) competitive analyses, (xxiii) contracts with other parties, (xxiv) product formulations, and (xxv) other confidential or proprietary information that has not been made available to the trade or general public by the Company.  Confidential Information shall not include any information that (A) is or becomes generally available to the public or the trade other than as a result of a disclosure by Executive in violation of this Non-Competition Agreement or (B) becomes available to Executive on a non-confidential basis from a source other than the Company which is not prohibited from disclosing such information to Executive by a legal, contractual or fiduciary obligation to the Company or any other person.

“Unauthorized” shall mean:  (i) in contravention of the policies or procedures of the Company; (ii) otherwise inconsistent with any measures taken by the Company to protect its interests in the Confidential Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of the Board, or an officer or employee of the Company empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of the Company; but shall not include any disclosure which is customary in the normal course of business in the trade and consistent with the past practice of the Company.

(b)           Executive further agrees to take all reasonable measures to prevent unauthorized persons or entities from obtaining or using Confidential Information.  Promptly upon termination, for any reason, of Executive’s employment with the Company, Executive agrees to deliver to the Company all property and materials within Executive’s possession or control which belong to the Company or which contain Confidential Information.

2.             Non-Competition; Non-Solicitation.

(a)           For a period of time equal to the Term plus the greater of (i) any period that Executive is entitled to receive Base Salary and Continued Benefits under the Employment Agreement, or (ii) one year commencing as of the Termination Date, unless the Employment Agreement is terminated by the Company without Cause or Executive resigns with Good Reason, in each case, for a period of time equal to the Term plus the period during which the Company continues to pay Executive his Base Salary and Continued Benefits pursuant to Section 7 of the Employment Agreement (in each case, the “Non-Compete Period”), whenever the same shall occur and for whatever reason, Executive will not, directly or indirectly, engage, anywhere in the Restricted Area (as defined below), whether such engagement be as an individual, officer, director, proprietor, employee, partner, member, investor (other than solely as a holder of less than two percent (2%) of the outstanding capital stock of a corporation whose shares are publicly traded on a national securities exchange or through a national market system or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended), creditor, consultant, advisor, sales representative, agent or other participant, in a Restricted Business (as defined herein), provided, however, that for the purposes of this Section 2(a) only and not Section 2(b), in the event of termination of the Employment Agreement as a result of a non-renewal of the Term (as defined in the Employment Agreement), the Non-Compete Period shall only be for a period of time equal to the Non-Renewal Tail Period.

(b)           During the Non-Compete Period Executive shall not, directly or indirectly, (i) cause, solicit, induce or encourage (each, a “Solicitation”) any person who is or was, prior to such

Solicitation, an employee of the Company, any Subsidiaries, Holdings, Newco or any of their respective subsidiaries to leave employment with the Company, any Subsidiaries, Holdings, Newco or any of their respective subsidiaries, or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Company, any Subsidiaries, Holdings, Newco or any of their respective subsidiaries (including any former customer of the Company or the Subsidiaries and any person that becomes a customer of the Company, any Subsidiaries, Holdings, Newco or any of their respective subsidiaries after the Closing) or any other person who has a material business relationship with the Company, any Subsidiaries, Holdings, Newco or any of their respective subsidiaries, to terminate or modify any such actual or prospective relationship.

“Restricted Business” shall mean any business engaged in a business, directly or indirectly, similar to the business of the Company or any of its subsidiaries as of the Termination Date, any other consumer finance business that may be reasonably construed as competing with the business of the Company or any of its subsidiaries as of the Termination Date, or any future businesses of the Company or any of its subsidiaries as contemplated by any of them as of the Termination Date.

“Restricted Area” shall be any state in which any of the Subsidiaries (as defined in the Employment Agreement) operate, as of the date hereof or the Termination Date.

3.             Intellectual Property.  Executive agrees that during the term of Executive’s employment with the Company, any and all inventions, developments, products, services, discoveries, innovations, writings, domain names, improvements, trade secrets, trade names, designs, drawings, business processes, secret processes and know-how, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with either of the Company, its strategic plans, products, processes, apparatus or business now or hereafter carried on by either of the Company (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company (as they shall determine) as against Executive or any of Executive’s assignees.  Executive further understands that in the course of Executive’s, Executive may prepare writings, drawings, diagrams, designs, specifications, manuals, instructional and other materials, and computer code and programs (“Works of Authorship” or “Works”).  Executive agrees that such Works are “works made for hire” under United States copyright law and the Company will be the owner of my entire right of authorship in such Works.  If such Works are deemed by operation of law not to be “works made for hire,” Executive hereby assigns to the Company Executive’s entire right of authorship, including copyright ownership in such Works and any and all right, title and interest in and to such Inventions made during the term of Executive’s employment by either of the Company.  Executive further agrees to assist in the preparation and execution, during and subsequent to my employment, of any papers the Company may request to secure patent, copyright or other protection for such Inventions or Works of Authorship.

Whether during or after Executive’s employment with either of the Company, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company, their successors and assigns (as they shall determine).  In the event that the Company is unable, after reasonable efforts and, in any event, after thirty (30) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein to which the Company is entitled to ownership pursuant to this Section 3, whether because of his physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Chief Financial Officer of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark; provided, however, that the provisions of this sentence shall not apply if Executive disputes in writing the Company’s ownership of the intellectual property rights which are the subject of the proposed assignment.

4.             No Right to Continued Employment.  Nothing in this Non-Competition Agreement shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which, subject to the terms of the Employment Agreement, are hereby reserved, to discharge Executive at any time for any reason whatsoever, with or without cause.

5.             No Conflicting Agreements.  Executive warrants that Executive is not bound by the terms of a confidentiality agreement, non-competition or other agreement with a third party that would conflict with Executive’s obligations hereunder.

6.             Remedies.

(a)           Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Non-Competition Agreement shall be resolved by arbitration in accordance with the provisions of Section 10 of the Employment Agreement; provided, however, that in the event of breach or threatened breach by Executive of any provision hereof, the Company shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief to which either of them may be entitled pending the outcome of any arbitration proceeding, without the posting of any bond or other security.

(b)           The period of time during which the restrictions set forth in Section 2(a) hereof will be in effect will be extended by the length of time during which Executive is in breach of the terms of those provisions as finally determined by an arbitrator or any court of competent jurisdiction.

7.             Successors and Assigns.  This Non-Competition Agreement shall be binding upon Executive and Executive’s heirs, assigns and representatives and inure to the benefit of the Company and their successors and assigns, including without limitation any entity to which substantially all of the assets or the business of either of the Company are sold or transferred.  The obligations of Executive are personal to Executive and shall not be assigned by Executive.

8.             Severability.  It is expressly agreed that if any restrictions set forth in this Non-Competition Agreement are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining provisions herein contained shall, nevertheless, remain effective, and this Non-Competition Agreement, or any portion hereof, shall be considered to be amended, so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the time period or the business or geographical scope of such restrictions to any portion of the time period, business or geographic areas to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable and, in such event, the covenants shall be enforced to the extent so permitted and the remaining provisions shall be unaffected thereby.  In such event, the parties hereto agree to execute all documents necessary to evidence such amendment so as to eliminate or modify any such unreasonable provision in order to carry out the intent of this Non-Competition Agreement insofar as possible and to render this Non-Competition Agreement enforceable in all respects as so modified.  The covenants contained in this Section 8 shall be construed to extend to separate jurisdictions or sub-jurisdictions of the United States in which the Company, during the term of Executive’s employment, has been or are engaged in business, and to the extent that any such covenant shall be illegal and/or unenforceable with respect to any jurisdiction, said covenant shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each jurisdiction being construed as severable and independent.  Any covenant on Executive’s part contained hereinabove, which may not be specifically enforceable, shall nevertheless, if breached, give rise to a cause of action for monetary damages.  The restrictive covenant provisions of this Non-Competition Agreement shall govern to the extent there is any conflict between their terms and the terms of any other agreement or understanding with the Company.

9.             Notices.  Any notice required or permitted to be given under this Non-Competition Agreement shall be in writing and be deemed given when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to Executive:

Chad Streff
7545 Duncan Glenn Dr
Westerville, OH 43082

with a copy to:

Mark Wishner

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
12010 Sunset Hills Road; Suite 900
Reston, VA  20190

Telephone: (703) 464-4808

Fax: (703) 464-4895

If to the Company:

CheckSmart Financial Company
7001 Post Road, Suite 200
Dublin, Ohio 43016

Telephone: (614) 798-5900
Fax: (614) 760-2601

with a copy to:

Diamond Castle Holdings
280 Park Avenue, 25th floor, East Tower
New York, New York  10017
Attn:  Andrew Rush
Fax:  (212) 983-1234

10.           Amendment.  No provision of this Non-Competition Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by the Company and Executive.

11.           Entire Agreement.  This Non-Competition Agreement and the applicable provisions of Section 6.11 of the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, however, if any portion of this Non-Competition

Agreement is determined to be unenforceable by a court of law, then solely the appropriate conflicting provisions of any other agreement binding upon Executive shall control.

12.           Waiver, etc.  The failure of the Company to enforce at any time any of the provisions of this Non-Competition Agreement shall not be deemed or construed to be a waiver of any such provision, nor in any way affect the validity of this Non-Competition Agreement or any provision hereof or the right of the Company to enforce thereafter each and every provision of this Non-Competition Agreement.  No waiver of any breach of any of the provisions of this Non-Competition Agreement by the Company shall be effective unless set forth in a written instrument executed by the Company, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

13.           All issues and questions concerning the construction, validity, enforcement and interpretation of this Non-Competition Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

14.           Enforcement.  Subject to Section 10 of the Employment Agreement, if any party shall institute legal action to enforce or interpret the terms and conditions of this Non-Competition Agreement or to collect any monies under it, venue for any such action shall be the State of Delaware.  Each party irrevocably consents to the jurisdiction of the courts located in the State of Delaware for all suits or actions arising out of this Non-Competition Agreement.  Each party hereto waives to the fullest extent possible, the defense of an inconvenient forum, and each agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF, the parties have caused this Non-Competition Agreement to be executed as of the day written above.

CheckSmart Financial Company

By:	/s/ James H. Frauenberg, Sr.

Name:	James H. Frauenberg, Sr.

Title:	Chief Executive Officer

Chad Streff

/s/ Chad Streff

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to EMPLOYMENT AGREEMENT, dated as of July 1, 2008 (this “Amendment”) by and between CheckSmart Financial Company, a Delaware corporation (the “Company”), and Chad Streff (“Executive”).

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of May 1, 2006 (the “Employment Agreement”);

WHEREAS, the Company and Executive desire to amend certain terms and conditions of the Employment Agreement;

WHEREAS, other than as specifically amended and set forth herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.     Section 4(b) of the Employment Agreement are hereby deleted and replaced in its entirety with the following:

“Compensation and Related Matters.

(b)           Annual Bonus.  In addition to Base Salary, Executive is eligible to receive an annual bonus as determined by the Board (the “Annual Bonus”).  The Annual Bonus shall be paid as soon as practicable following the end of the fiscal year to which it relates.”

2.     A Section 4(h) shall be added to the Employment Agreement which shall read as follows:

“4(h)       Executive shall be entitled to be paid a retention bonus in the aggregate amount of $250,000, which retention bonus shall be paid as follows:

(i)            Within 2 Business Days from the date hereof, and so long as Executive is employment by the Company (subject to Section 7(d) below), the Company will pay Executive $50,000; and

(ii)           On March 31, 2009, and so long as Executive is employment by the Company (subject to Section 7(d) below), the Company will pay Executive an additional $50,000 (the payments set forth in subsections (i)-(ii) above, collectively the “Retention Bonus”).”

3.     Sections 7(b)(i), (c)(i) and (d)(ii) of the Employment Agreement are hereby deleted and replaced in its entirety with the following:

“Compensation Upon Termination.  Upon the termination of Executive’s employment and subject to the terms set forth herein, the Company shall provide Executive with the payments and benefits set forth below.  Executive acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages for termination of his employment during the Term.

(b)           Termination upon Executive’s Disability.  If Executive’s employment is terminated by reason of Disability, then:

(i)            Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the fiscal year in which termination occurs (the “Termination Year”), payable in accordance with the Company’s usual bonus payment schedule, (C) continued Base Salary and Continued Benefits (as defined below) for the longer of (i) six months following the Termination Date or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, payable in accordance with the usual payroll policies of the Company, and (D) the Retention Bonus, to the extent not already paid in accordance with Section 4(h) above.

(c)           Termination upon Executive’s Death.  If Executive’s employment terminates during the Term due to Executive’s death, then:

(i)            the Company shall pay to Executive’s beneficiary, (A) any accrued, but unpaid Base Salary and Annual Bonus through the Termination Date, (B) any accrued but unpaid vacation pay through the Termination Date, (C) a pro-rata portion of Executive’s Annual Bonus for the Termination Year, and (D) the Retention Bonus, to the extent not already paid in accordance with Section 4(h) above; and

(d)           Termination by the Company without Cause or Resignation by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason then, subject to Executive’s execution and effectiveness of a general release of claims in the form attached hereto as Exhibit B (the “Release”) and his continued compliance with the Non-Competition Agreement:

(ii)           In the event that Executive is terminated without Cause or resigns for Good Reason between January 1, 2007 and December 31, 2008, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable following the Termination Date, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, (C) Base Salary and Continued Benefits for a period of 12 months following the Termination Date, payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company, (D) any Annual Bonus that is determined to have otherwise been earned with respect to the Following Year prorated for the portion of the Following Year between January 1 of the Following Year and the 12 month anniversary of the Termination Date, payable in accordance with the Company’s usual bonus payment schedule, and (E) the Retention Bonus, to the extent not already paid in accordance with Section 4(h) above;”

4.     Arbitration.  Except as provided for in the Non-Competition Agreement, if any contest or dispute arises between the parties with respect to this Employment Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Cleveland, Ohio, in accordance with the rules and procedures of the Employee Dispute Resolution Rules of the American Arbitration Association then in effect.  The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award.

5.     Notice.  For the purposes of this Amendment, notices, demands and all other communications provided for in this Amendment shall be as set forth in the Employment Agreement.

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6.     Miscellaneous.  No provisions of this Amendment may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Amendment, the Employment Agreement or the Purchase Agreement.  The respective rights and obligations of the parties hereunder of this Amendment shall survive Executive’s termination of employment and the termination of this Amendment and the Employment Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Amendment and all claims of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the Employment Agreement, shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

7.     Validity.  The invalidity or unenforceability of any provision or provisions of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment or the Employment Agreement, which shall remain in full force and effect.  All other terms and conditions of the Employment Agreement other than as set forth herein shall remain unchanged and in full force and effect.

8.     Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.     Entire Agreement.  Except as otherwise provided for herein and any Exhibits hereto, this Amendment, the Employment Agreement and the Purchase Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto, or between Executive and any of the Subsidiaries in respect of the subject matter contained herein is hereby terminated and cancelled.  Other than any accrued Base Salary due to Executive as of the date hereof, Executive acknowledges that as of the Commencement Date, he has no claims against the Company or any of its affiliates in respect of any amounts that may be owing to him from any of the Subsidiaries.

10.   Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

11.   Noncontravention.  The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Amendment.

12.   Section 409A Compliance. The parties intend that any severance or other compensation under this Amendment and the Employment Agreement be paid in compliance with Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments.  The parties agree to modify this Amendment and/or the Employment Agreement, as applicable, the timing and/or the amount of the severance to the extent necessary to comply with Section 409A.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

CheckSmart Financial Company		Chad Streff

By:	/s/ William E. Saunders, Jr.	/s/ Chad Streff

Name:	William E. Saunders, Jr.

Title:	Chief Executive Officer

[Signature Page to Chad Streff Employment Agreement Amendment]

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to EMPLOYMENT AGREEMENT, dated as of January 1, 2011 (this “Amendment”), is by and between CheckSmart Financial Company, a Delaware corporation (the “Company”), and Chad Streff (“Executive”).

WHEREAS, the Company and Executive are parties to that certain employment agreement dated as of May 1, 2006, amended as of July 1, 2008 and September 15, 2009 (as amended, the “Employment Agreement”);

WHEREAS, the Company and Executive desire to further amend certain terms and conditions of the Employment Agreement;

WHEREAS, other than as specifically amended and set forth herein, the terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.             Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Employment.  Effective as of the date hereof (the “Commencement Date”), the Company hereby agrees to employ Executive as the Chief Technology (the “CTO”) and the Chief Compliance Officer (the “CCO”), and Executive hereby accepts such employment on the terms and conditions hereinafter set forth.”

2.             Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Position and Duties.  Executive shall serve as CTO and CCO, and shall report directly to the Company’s President (the “President”).  Executive shall have those powers and duties normally associated with the position of CTO and CCO of entities comparable to the Company and such other powers and duties as may be prescribed by the Company; provided that, such other powers and duties are consistent with Executive’s position as CTO and CCO of the Company.  Notwithstanding the above, Executive shall be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities hereunder, to (i) manage Executive’s personal, financial and legal affairs and (ii) to serve on civic or charitable boards or committees.”

3.             Section 4(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a)         Base Salary.  For performance of services under this Employment Agreement, Executive shall receive a base salary of (i) $300,000 for the fiscal years of 2006, 2007, and 2008, (ii) $330,000 for the fiscal years of 2009 and 2010 and (iii) $375,000 for the fiscal year of 2011, to the extent the Terms is renewed in accordance with Section 3 of this Employment Agreement and for any subsequent fiscal year in the Term (for each applicable fiscal year of the Term, “Base Salary”).  Executive’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  The compensation committee of the Board (“Committee”) shall review Executive’s Base Salary annually and in a manner consistent with the compensation practices and guidelines of the Company and, in its sole discretion, may increase (but not decrease) such salary during the Term on an annual basis.  If Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement as of such increase.”

4.             Section 4(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)         Annual Bonus.  In addition to Base Salary, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) in the amounts and with respect to the fiscal years set forth in Schedule 1 hereto, subject to terms and conditions determined by the CEO and Board, including with respect to the achievement of the Company’s financial budget goals for the fiscal year to which it relates as determined by the Board.  The Annual Bonus shall be paid in the fiscal year following the end of the applicable fiscal year in which such bonus was earned.”

5.             Section 4(f) is hereby deleted in its entirety.

6.             Section 4(h) is hereby deleted in its entirety and replaced with the following:

“4(h)       Executive shall be entitled to be paid a retention bonus in the aggregate amounts set forth for each fiscal year in Schedules II-A, II-B and II-C hereto.”

7.             Section 7(b) is hereby deleted in its entirety and replaced with the following:

“7(b)(i)Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable in accordance with the usual payroll practices of the Company, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the fiscal year in which termination occurs (the “Termination Year”), payable in accordance with the Company’s usual bonus payment schedule, (C) continued Base Salary and Continued Benefits (as defined below) until the earlier of (i) six months following the Termination Date or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company, payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company, and (D) the portion of the Retention Bonus that is earned but unpaid through the Termination Date, to the extent not already paid in accordance with Section 4(f) above, payable within thirty (30) days of the Termination Date.

(ii)           “Continued Benefits” means reimbursement of any premiums for continued group medical, dental and vision coverage for the Executive and/or the Executive’s eligible dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), to the extent such amount exceeds the premium which Executive would have had to pay for coverage under such plan if he had remained an active employee.  For the avoidance of doubt, any amounts reimbursed pursuant to this Section 7 shall be treated as compensation.

8.             Section 7(d)(iii) is hereby deleted in its entirety and replaced with the following:

“7(d)(iii) in the event that Executive is terminated without Cause or resigns for Good Reason at any time after December 31, 2008, the Company shall pay to Executive (A) any accrued, but unpaid, Base Salary and vacation pay through the Termination Date, payable as soon as practicable in accordance with the usual payroll practices of the Company, (B) any Annual Bonus that is determined to have otherwise been earned with respect to the Termination Year, payable in accordance with the Company’s usual bonus payment schedule, (C) Base Salary and Continued Benefits for the longer of (i) the Termination Date through December 31 of the Termination Year or (ii) 90 days; payable, in the case of Base Salary, in accordance with the usual payroll policies of the Company, and (D) the accrued but unpaid Retention Bonus through the date of termination, to the extent not already paid in accordance with Section 4(f) above, payable within thirty (30) days of the Termination Date.

7(d)(iv)As a condition precedent to receiving any payments under Section 7(d) (other than those amounts already accrued prior to the Termination Date, which shall be payable on the date of termination), Executive shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, the Release, which may be updated by the Company from time to time to reflect changes in law, and the seven (7) day revocation period of such Release shall have expired without revocation.  Subject to Section 19 and the execution of the Release pursuant to this Section 7(d)(iv), all payments under Section 7(d) shall be payable as described above; provided, that the first payment shall be made on the sixtieth (60th) day after the Termination Date (or such later date as required by the terms hereof), and such first payment shall include payment of any amounts that would otherwise be due prior thereto.”

9.             A new Section 7(f) shall be added as follows:

“7(f)        Except as otherwise specifically set forth herein, any payments due to Executive under this Section 7 shall be paid to Executive as follows:  (i) any payment of accrued but unpaid Base Salary and vacation pay shall be paid as soon as practicable in accordance with the usual payroll practices of the Company; (ii) any Annual Bonus shall be payable in accordance with the Company’s usual bonus payment schedule; (iii) any continuing payment of Base Salary and Continued Benefits for any period of time following the Termination Date shall be paid in the case of Base Salary, in accordance with the usual payroll policies of the Company; and (iv) any Retention Bonus shall be paid within thirty (30) days of the Termination Date.”

10.           Section 19 is hereby deleted in its entirety and replaced with the following:

“19.         Section 409A.

(a)   The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company that the Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with

Section 409A.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)   A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding thirty-six (36) month period in order to constitute a “separation from service”.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in the Wall Street Journal on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)   (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; provided, that this clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)   For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

11.           Notice.  For the purposes of this Amendment, notices, demands and all other communications provided for in this Amendment shall be as set forth in the Employment Agreement.

12.           Miscellaneous.  No provisions of this Amendment may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company (other than Executive), and such waiver is set forth in writing and signed by the party to be charged.  No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Amendment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Amendment or the Employment Agreement.  The respective rights and obligations of the parties hereunder of this Amendment shall survive Executive’s termination of employment and the termination of this Amendment and the Employment Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Amendment and all claims of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the Employment Agreement, shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

13.           Validity.  The invalidity or unenforceability of any provision or provisions of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment or the Employment Agreement, which shall remain in full force and effect.  All other terms and conditions of the Employment Agreement other than as set forth herein shall remain unchanged and in full force and effect.

14.           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Entire Agreement.  Except as otherwise provided for herein and any Exhibits hereto, this Amendment and the Employment Agreement set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any prior agreement of the parties hereto, or between Executive and any of the Subsidiaries in respect of the subject matter contained herein is hereby terminated and cancelled.  Other than any accrued Base Salary due to Executive as of the date hereof, Executive acknowledges that as of the Commencement Date, he has no claims against the Company or any of its affiliates in respect of any amounts that may be owing to him from any of the Subsidiaries.

16.           Withholding.  All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

17.           Section 409A Compliance.  The parties intend that any severance or other compensation under this Amendment and the Employment Agreement be paid in compliance with Section 409A of the Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments.  The parties agree to modify this Amendment and/or the Employment Agreement, as applicable, the timing and/or the amount of the severance to the extent necessary to comply with Section 409A.

18.           Effectiveness of Employment Agreement.  Except as modified by this Amendment, all the terms of the Employment Agreement shall remain unchanged and in full force and effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

CheckSmart Financial Company		Chad Streff

By:	/s/ William E. Saunders, Jr.	/s/ Chad Streff

Name:	William E. Saunders, Jr.

Title:	CEO

[Signature Page to Chad Streff Employment Agreement Amendment]

Schedule I

Annual Bonus

Fiscal Year	Amount of Annual Bonus

2006	$100,000

2007	$100,000

2008	$100,000

2009	$170,000

2010	$175,000

2011	$125,000

Any subsequent fiscal year in the Term, to the extent the Term is renewed in accordance with Section 3 of this Employment Agreement	$125,000

Schedule II-A

Retention Bonus from July 1, 2008 to March 31, 2009

The retention bonus equals an aggregate amount of $100,000 from July 1, 2008 to March 31, 2009 (the “2008/2009 Retention Bonus”).  The 2008/2009 Retention Bonus shall be earned and paid as follows:

(i)            Within 2 Business Days from July 1, 2008, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), the Company will pay Executive $50,000; and

(ii)           On March 31, 2009, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), the Company will pay Executive an additional $50,000 (it being understood that the payments set forth in subsections (i)-(ii) above, to the extent accrued and payable, comprise the 2008/2009 Retention Bonus).

Schedule II-B

Retention Bonus for the Fiscal Year of 2010

The retention bonus equals an aggregate amount of $120,000 for the fiscal year of 2010 (the “2010 Retention Bonus”).  The 2010 Retention Bonus shall be earned and paid as follows:

(i)            On March 31, 2010, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), (A) the Company will pay Executive $15,000 and (B) Executive will be eligible to receive an additional $15,000 upon the achievement of each of the milestones set forth below;

(ii)           On June 30, 2010, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), (A) the Company will pay Executive $15,000 and (B) Executive will be eligible to receive an additional $15,000 upon the achievement of each of the milestones set forth below;

(iii)          On September 30, 2010, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), (A) the Company will pay Executive $15,000 and (B) Executive will be eligible to receive an additional $15,000 upon the achievement of each of the milestones set forth below; and

(iv)          On December 31, 2010, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), (A) the Company will pay Executive $15,000 and (B) Executive will be eligible to receive an additional $15,000 upon the achievement of each of the milestones set forth below (it being understood that the payments set forth in subsections (i)-(iv) above, to the extent accrued and payable, comprise the 2010 Retention Bonus).

Milestones for the Fiscal Year of 2010

INTEROFFICE MEMORANDUM

TO:	CHAD STREFF, COO

FROM:	TED SAUNDERS, CEO

SUBJECT:	2010 JOB RESPONSIBILITIES AND PERFORMANCE GOALS

DATE:	2/1/2011

CC:	H. EUGENE LOCKHART, CHAIRMAN

Pursuant to the offer to amend and extend your employment contract for the fiscal year 2010, we need to establish, discuss and memorialize my expectations for your role and specific qualitative job duties to be reviewed on an ongoing basis and upon which a portion of your retention compensation will be based.

Job Duties:

As COO of the Company, you are to lead by example in all facets your professional life.  Your decision making and behavior should rise above all and set example for every employee.  You should motivate and develop all employees, but specifically guide and direct the IT and Collections teams.  Excellence in operational performance and compliance with a state and federal laws are the two overarching tenants of success.

Specific 2010 Operational Goals:

•                  Excellence in execution of new product roll out(s) from an IT and Collections perspective

•                  Focus and leadership in IT’s development and maintenance of

•                  New application to support Flexline enrollment

•                  Upgrade of Cashwise to fully integrate with Veritee databases in Indiana, Florida and Michigan

•                  Compliance of all our IT infrastructure with state and federal laws

•                  Focus and leadership in Collection Department’s development of:

•                  Policies and procedures to continue to protect the reputation of the Company with respect to how debtors are treated

•                  Policies and procedures to manage employee complaints within the collections department

•                  Methods, strategies and process flows to manage, cure and collect our developing array of loan products

•                  Upgrade of CRS to support operational growth

•                  Compliance of all our collections efforts with state and federal laws

My success as CEO and the overall success of Checksmart are dependent upon your continued performance as COO.  I need you to step and be a leader in 2010.  Your knowledge of the company and the industry are excellent and we need all of your talent in 2010.

In my opinion, historically, you were not given the latitude and authority to execute on many good ideas and necessary infrastructure upgrades.  I hope you feel as though I have supported you in these regards since the beginning of my tenure, but I am reinforcing my desire to see you continue to take affirmative control of the strategic development of these key departments and personnel.

The success of the Company depends on the infrastructure.  The demands on IT and collections have never been greater.  Our success is equally dependent on the backbone of the Company being strong enough to support our lofty goals, I am depending on your ensure will are strong as we pursue our new strategic direction.

I look forward to working with you to achieve all our goals in 2010.

Sincerely,

William E. Saunders, Jr., CEO

Schedule II-C

Retention Bonus for the Fiscal Year of 2011 and any Subsequent Fiscal Year in the Term

The retention bonus equals an aggregate amount of $100,000 for the fiscal year of 2011 (the “2011 Retention Bonus”) and for any subsequent fiscal year in the Term, to the extent the Term is renewed in accordance with Section 3 of this Employment Agreement.  The 2011 Retention Bonus shall be earned and paid as follows:

(i)            On March 31, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $25,000 upon the achievement of each of the milestones set forth below;

(ii)           On June 30, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $25,000 upon the achievement of each of the milestones set forth below;

(iii)          On September 30, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $25,000 upon the achievement of each of the milestones set forth below; and

(iv)          On December 31, 2011, but only if Executive is employed by the Company (subject to Section 7(d) of this Employment Agreement), Executive will be eligible to receive $25,000 upon the achievement of each of the milestones set forth below (it being understood that the payments set forth in subsections (i)-(iv) above, to the extent accrued and payable, comprise the 2011 Retention Bonus).

Milestones for the Fiscal Year of 2011 and any Subsequent Fiscal Year in the Term

	Quarter 1 Priority	Quarter 2 Priority	Quarter 3 Priority	Quarter 4 Priority
Information Technology:
Completion of Store Database Centralization		5
Completion of Veritec Integration in MI, KY and VA	3
Hardware Redundancy Initiatives	1
Server Farm Build Out for Terminal Servers
Server Virtualization
SQL Server Clustering
Create Best in Class Redundancy
Disaster Recovery Initiatives
Identify and Contract for Off-Site Data Center for Primary Data Site	2
Move Data Center to New Site		1
Host Failover Site in Current Corporate Data Center		2
Identify and Contract for Off-Site Call Center or Hitching Post Site	4
Create and Test Disaster Recovery Plan and Procedures for New Sites			1
Installation of Integrated T-1’s Across the Enterprise				1
Microsoft Office Client Upgrades		6
Retooling of ACH Process for Quicker Posting			4
Automation of Returned Items in Cashwise			3
POS Print on Demand of Loan Contracts and Supporting Documents			5
Documentation of all Software, Infrastructure and Configurations		4
Implementation of Project Management			2
Formalized IT Policies		3

SARBOX
Top Down Risk Assessment	1
Process and Account Mapping	2
Creation of Narrative Flow Charts		1
Creation of Risk Control Matrices		2
Development of Test Plans			1
Design and Test Controls Around Program Development and Change using Visual Studio Team System			2
Downstream Testing				1
Computer Operations				2
Access to Programs and Data				3

Compliance
SARBOX - Work Directly with Accounting and IT Departments			1
Creation of State Specific Audits to Address Compliance Requirements	1
Creation of State Specific Testing Integrated in SAS70 Audits		1
Biannual Field Visits by Audit Committee Members		3
Creation of Online State Specific Training Programs	2
Stronger Integration and Testing of Controls with POS and State Databases		2

Milestones

I.             Information Technology

a.     We have begun to centralize our store point-of-sales database for multiple reasons. One is to decrease the amount of field support as well as reducing operating systems and database license costs. It will also allow us better access to a larger amount of data and increase security of the data. As we centralize we are also upgrading to the latest version of the software that allows us to integrate with state databases via a Veritec interface. Completion of database centralization should be finished by the end of second quarter.

b.     I anticipate that our integration with the remaining database states will be completed at the end of first quarter. We are currently testing Kentucky and Michigan and have found some minor issues with the interfaces that are holding deployment. We continue to work with Veritec and our point of sales vendor Softwise to resolve these issues. Once we have completed Kentucky and Michigan we will focus on Virginia.

c.     We have undertaken several initiatives to bolster hardware redundancy in an effort to prepare for the migration of standalone systems at the stores to a centralized model housed in a state of the art datacenter. We are currently building out a server farm that will allow load balancing between users and multiple databases thus allowing maximum performance. We are also in the process of creating clustered SQL servers. This helps boost SQL Server’s uptime should one SQL Server fail in the cluster; another clustered server will automatically take over, keeping downtime to minutes, instead of hours. We also have been retiring older servers and replacing them with more robust servers that allow us to vitalize servers therefore reducing the number of new servers and reducing ownership costs. These initiatives will be completed in first quarter.

d.     We have been touring offsite disaster recovery call centers and in the final stages of making a decision on a 100 seat facility which will accommodate collections and customer care in the event of a disaster at the corporate office. We will store images of our workstations at the sight that can be deployed quickly if needed. The site will have the ability to use cloud-dialing technology with our collections system. We will have negotiated and executed a contract for this center in first quarter. We have begun to develop a DR plan for this sight and expect to be ready for failover testing in third quarter. My plan on a go forward basis biannual failover testing.

e.     We also have been touring several datacenters and are in the process of negotiating pricing from several providers that offer secured 7/24 manned centers. I believe that this is critical in maintaining system uptime in a centralize model. We expect to be in contract in the first quarter with a datacenter and start migrating to the new center with an estimated completion in the second quarter. The old datacenter at the corporate office will serve as a redundant center to the new facility.

f.     We are concurrently pilot testing integrated full T-1 lines across the enterprise with AT&T and Qwest. This is part of our centralization initiative and will also reduce telecom charges for long distance and provide us with more robust connectivity from the stores to corporate. This project will be completed by the end of fourth quarter.

II.            Sarbanes Oxley — I am looking at a four-phase approach for this project. The phases are Planning Stage; Assess Design Effectiveness, Assess Operating Effectiveness and Ongoing Monitoring. I will address the action steps and deliverables in detail below.

a.     In the Planning Phase we will identify, interview, recommend a firm to assist us with the project as well as develop a budget for the project. The compliance committee will act as an internal steering team who will meet with the external auditors and concur on a plan and areas of concentration. Deliverables include establishing the project team and roles along with a detailed project plan that will be given to the audit committee for approval. This phase will occur in the first quarter.

b.     In the Assess Design Effectiveness Phase we will use a top down approach to determine which processes and controls are significant for testing. Review existing documentation, policies and procedures along with evaluating the design and effectiveness of existing internal controls. This will allow us to identify design deficiencies that need to be addressed with the guidance from our external auditors. Along with our external auditor we then will identify areas to be tested along with the extent of the testing. Findings will be compiled in an observations memorandum that will be provided to the audit committee. This phase will occur in the second quarter.

c.     In the Assess Operating Effectiveness Phase we will evaluate the operating effectiveness using detailed testing of the controls. Assessment testing results and any noted deficiencies will be communicated with the audit committee. Deliverables include documentation of actual testing results along with a detailed list of internal controls that may not be operating effectively. Finally issue a completion report letter to the audit committee that includes recommendations for improvement. This phase will occur in the third quarter.

d.     In the Ongoing Monitoring Phase we will establish an ongoing monitoring plan to help ensure compliance along with updating documentation and information previously prepared along with analyzing additional control improvements that may increase the efficiency of the annual compliance process. And finally develop an internal audit plan that allows monitoring on a quarterly and annual basis along with the appropriate reporting to the audit committee, external auditors and appropriate stakeholders. This phase will occur in the fourth quarter.

III.          Compliance - Last year we created a compliance committee that I chair which consists of multiple departments working together to improve overall compliance. This year’s action steps and deliverables include the following:

a.     Creation of state-by-state audits and refocuses of our internal audit staff to an 80 percent compliance focus and a 20 percent operations focus. In the past our auditors were more focused on operations. Auditors have the authority to remove noncompliant employees from the work schedule until they have had remedial training and can clearly demonstrate their knowledge in the area of failure.

b.     We will be working with our external auditor to create state specific testing for our annual SAS70 audits. When we have finalized the state specific testing I will be forwarding to the new procedures to the audit committee for final approval by third quarter.

c.     We are currently creating an online state specific testing that all employees will be undertaking upon hire and on their anniversary date. A passing score of 85 percent or greater will be required. Employees who do not obtain an 85 percent score will be retrained and retested. A certificate of passage will be maintained in the employee’s permanent file, This will be completed in the second quarter.

d.     We have been working with Veritec and the various database state officials requesting permission to obtain data from Veritec on a weekly basis. We have begun to compare this data against our point of sales and collections data to ensure that all three systems are in agreement and that any discrepancies are identified and corrected in a timely manner. To date we have a manual process for three states and are working for a fully automated process to be in place for five database states in the third quarter.